Wilshire Bancorp To Promote Elaine Jeon to Interim Chief Financial Officer Following Brian Cho’sDeparture

LOS ANGELES, CA – November 8, 2007 – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Elaine Jeon will be promoted to interim Chief Financial Officer (CFO) from Controller at the end of the month following Brian Cho’s pending departure. Cho will be leaving at the end of November to become CFO for a larger bank. “Elaine Jeon has excellent financial skills, and she is very well qualified to take on the position as interim CFO for Wilshire,” Cho commented. “We have worked together for the past 10 years and she is one of the most professional and skilled finance and accounting professionals I know. I believe her strategic thinking will be a strong asset in guiding Wilshire forward.”
“During Brian Cho’s tenure with our organization, Wilshire has grown from a less than a $100 million dollar bank to over $2 billion in assets. We appreciate all of his efforts on our behalf during this period of tremendous growth, and we wish him well in the future,” stated Soo Bong Min, President and CEO. Min continued, “We have begun a broad-based search for a permanent replacement for Brian as CFO, and we fully expect that Elaine will seek that position. She will, of course, be strongly considered to become permanent CFO for Wilshire given her qualifications and excellent service to the organization over the years.”
Ms. Jeon graduated from California State University with a major in Accounting in 1989 and passed the California CPA exam in 1997.
Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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NOTE: Transmitted on Prime Newswire at 1:00 p.m. PT on November 8, 2007.